Exhibit (e)(13)

FIFTH AMENDMENT TO

DISTRIBUTION AGREEMENT

This fifth amendment (“Amendment”) to the distribution agreement (the “Agreement”) dated as of September 30th, 2021, by and among Harding Loevner Funds, Inc. (“Fund Company”), Harding Loevner LP (“Adviser”) and Quasar Distributors, LLC (“Distributor”) is effective as of February 28, 2025. Adviser is a party to the Agreement solely for purposes of Section 5 of the Agreement.

WHEREAS, Fund Company and Distributor (“Parties”) desire to amend the Agreement to update Exhibit A.

WHEREAS, Section 11(B) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Exhibits A and B of the Agreement is hereby deleted in its entirety and replaced by Exhibit A and Exhibit B attached hereto.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

HARDING LOEVNER FUNDS, INC.		QUASAR DISTRIBUTORS, LLC

By:	/s/ Ryan Bowles	By:	/s/ Teresa Cowan
	Ryan Bowles, President		Teresa Cowan, President
Date:	February 12, 2025	Date:	February 13, 2025

EXHIBIT A

Fund Names

Separate Series of Harding Loevner Funds, Inc.

Name of Series	Date Added
Global Equity Portfolio	January 1, 2008
International Equity Portfolio	January 1, 2008
International Small Companies Portfolio	January 1, 2008
Emerging Markets Portfolio	January 1, 2008
Institutional Emerging Markets Portfolio	January 1, 2008
Frontier Emerging Markets Portfolio	May 23, 2008
Chinese Equity Portfolio	December 16, 2020
Emerging Markets ex China Portfolio	July 29, 2022
International Developed Markets Equity Portfolio	September 28, 2022

EXHIBIT B

QUASAR DISTRIBUTORS, LLC

Regulatory Distribution Services

FEE SCHEDULE

Regulatory Distribution Annual Services Per Mutual Fund*

Annual Fee:

$7,000 per Mutual Fund

Review of Fund Marketing Material	$125 standard review	Standard fee per communication piece for the first 10 pages (minutes if audio or video)
Fee after 10 pages/minutes
Expedited fee per
	$10 per page/minute	communication piece requiring 24 hour expedited review for the
	$600 expedited review	first 10 pages (minutes if audio or video)
Fee after 10 pages/minutes (expedited)
$25 per page/minute

Plus Out-Of-Pocket Expenses – Adviser shall reimburse Distributor for all reasonable out-of-pocket expenses. Out-of-pocket expenses include FINRA filing fees; compliance staff travel; communications; postage and delivery service fees; reproduction and record storage fees

Fees are billed monthly.

* Subject to annual CPI increase, Milwaukee MSA.